EXHIBIT 10.2


                             PARTICIPATION AGREEMENT


     This Participation Agreement (the "Agreement") is entered into and made effective this 8th day of February, 2006, by and between Ridgewood Energy Corporation ("Ridgewood") and Newfield Exploration Company ("Newfield"), hereinafer each may be sometimes referred to as "Party" or collectively as "Parties".


                                   WITNESSETH:


     WHEREAS, El Paso Production GOM, Inc. ("El Paso") and Newfield entered into a Participation Agreement ("PA") dated January 17, 2003, a copy of which is attached hereto as Exhibit "B," and provides for, among other things, Newfield's purchase from El Paso of an undivided fifty percent (50%) Record Title interest in OCS-G 19799, covering Eugene Island Block 364, LESS AND EXCEPT the E/2 of the E/2 from the TB-8 Sand through 500' below the TB-11 Sand as defined therein, (the "Lease"), resulting in each Party owning an undivided fifty percent (50%) Record Title interest in the Lease; and

     WHEREAS, El Paso and Newfield drilled and sidetracked the OCS-G 19799 No. 1 Well (now renamed the A-1 Well), logged the well and later completed the well in the CS-1 Sand. Newfield anticipates recompleting the A-1 Well into the CM-5 Sand at some later date; and

     WHEREAS, the sands listed below are referenced herein based on their correlations in the OCS-G 19799 No. 1 ST 1 BP Sperry Sun MWD (EWR, DGR, SLD,
CTN) Log ("Log") as follows:

     CS-3 Sand - 13,212' MD (12,598' TVD) to 13,328' MD (12,710' TVD)
     CS-1 Sand - 12,219' MD (11,653' TVD) to 12,274' MD (11,706' TVD)
     CM-5 Sand - 11,473' MD (10,944' TVD) to 11,698' MD (11,157' TVD); and

     WHEREAS, In support of the A-1 Well and El Paso's 100% owned wells that produce from the El Paso retained TB Sands, El Paso and Newfield installed the six slot EI 364 "A" Platform and process oil, gas and water from the A-1 Well at the El Paso owned and operated EI 372 "A" Platform under a Production Handling Agreement dated September 29, 2004 ("PHA");

     WHEREAS, El Paso, as Operator, has submitted to Newfield, as non-operator, El Paso's AFE No. 110655 ("AFE"), attached hereto as Exhibit "A", to drill the "A-4 Well" as a directional well from the EI 364 "A" Platform to test the CS-3 Sand objective (primary) as seen in the Log and the CM-3 sand objective (secondary);

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     WHEREAS, Newfield desires to not share in the cost, risk and expense of the proposed A-4 Well and Ridgewood desires to participate in and bear Newfield's
50% working interest share of the A-4 Well;

     WHEREAS, if the A-4 Well is successful, Newfield will work with El Paso and Ridgewood to provide processing for the A-4 Well through an amendment to the PHA or through a similar PHA solely for the benefit of the A-4 Well, or its Substitute Well, and


     NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Parties agree as follows:

I. PROPOSED WELL

1. A-4 Well. Newfield will elect to participate under the AFE, and in turn, Ridgewood will assume Newfield's 50% working interest and Newfield cost, risk and expense along with all liabilities, benefits and obligations and will participate in the drilling of the A-4 Well pursuant to the Offshore Operating Agreement attached hereto as Exhibit "C" ("JOA") and the AFE.

2. Substitute Well. If, during the drilling of the A-4 Well, El Paso, as operator, encounters mechanical difficulties, heaving shale, rock salt, excessive saltwater flow, practicably impenetrable formations or other conditions in the hole that would cause a reasonably prudent operator under the same or similar circumstances to discontinue drilling and to either mechanically bypass or plug and abandon such well, Ridgewood will have the right, but not the obligation, to participate in actual drilling operations on another well, or a bypass operation of the current well (hereinafer referred to as a "Substitute Well"), to a bottom hole location and objective coincident and pursuant to the JOA if such operation is commenced during the same rig mobilization and is timely and properly commenced in accordance with the JOA.


II. RETAINED OVERRIDING ROYALTY

1. ORRI. Newfield will retain a proportionately reduced 5% overriding royalty interest (being 2.5%) before payout which will automatically escalate to a proportionately reduced 15% overriding royalty interest after payout (being 7.5%). The overriding royalty retained herein will be paid in like manner and time as the lessors royalty.

2. "Payout" as defined herein will be that moment in time when Ridgewood has recovered from the proceeds from the sale of oil and/or gas from the A-4 Well, or its Substitute Well, 100% of the costs incurred in drilling, testing, completing, equipping and operating the A-4 Well. The cost of any

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     platform or facility modifications, all equipment, fixtures and personality associated therewith and any flow line or pipeline connected thereto shall also be included in determining Payout.


III. EARNING. Upon reaching the CS-3 Sand Objective Depth as described in the AFE and JOA and upon Ridgewood's election to complete the A-4 Well, or its Substitute Well, Ridgewood will earn and receive from Newfield an assignment and bill of sale of Newfield's 50% interest in the A-4 Well and a 25% record title interest in the Lease.


IV. RETAINED ZONES & INTEREST

1 Newfield believes that the A-4 Well will encounter the CS-1 Sand and CM-5 Sand found in the A-1 Well with potential take points in such sands located less than 1000' from the A-1 Well; therefore, Newfield will retain the stratigraphic equivalent of both the CS-1 Sand and the CM-5 Sand in the area described immediately hereinbelow. Newfield reserves the CS-1 Sand and the CM-5 Sand in the Lease limited to the area within a circle around the A-1 Well with the circle radius of 2,000 feet, being measured from the midpoint of the respective sand in the A-1 Well to the midpoint of the equivalent sand in the proposed well.

2. Should El Paso or Ridgewood propose to recomplete the A-4 Well, or its Substitute Well, or any future well to the CS-1 Sand or CM-5 Sand and such Sand falls within the reserved area as described in the paragraph above, then Newfield will be afforded the right to participate for Ridgewood's 50% or 25% working interest or cost bearing share of the well by paying the cost to recomplete the well to the retained sand. Ridgewood would then be afforded the election under the JOA to participate for its respective interest for the subsequent recompletion to the non-retained sand and / or plugging and abandonment of the well.

3.   Newfield retains a 25% record title interest in the Lease.

4. Newfield retains its current working interest in the El 364 Platform "A" Platform subject to Section V. below.

V. LIABILITIES. Ridgewood will assume the plugging and abandonment liability for the A-4 Well. Ridgewood will not earn an interest in, nor be responsible or liable for, any existing wells, platforms, facilities, pipelines and other personal property located on or associated with the Lease by virtue of its participation in the A-4 Well, but will assume a proportionate share of such liability in the platform, facility, pipelines and other personal property located on the Lease, with the exception of existing wellbores, should it participate in subsequent wells. This liability will be based on Ridgewood's working interest share of any future wells (specifically excluding the A-4 Well) divided by the number of slots on the El 364 "A" Platform (i.e. 1 well @ 25% WI

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divided by 6 slots yields a 4.167% P&A liability). Ridgewood will not be responsible for the payment of a slot fee to Newfield for the A-4 Well.


VI. ACCOUNTING and LEASE OPERATING EXPENSE

1. Once Newfield elects to participate in the A-4 Well under the AFE and JOA, Newfield will forward the joint interest billings and "cash calls", if any, to Ridgewood for its prompt payment to Newfield. Newfield will then pay El Paso in accordance with the JOA. Once Ridgewood earns or the A-4 Well is plugged and abandoned as a dry hole this accounting method will cease. In the case of Ridgewood earning an interest herein, the Parties will work with El Paso to have Ridgewood become a party to the JOA with its earned interest such that it will be recognized as a non-operated working interest owner thereunder.

2. Ridgewood will be responsible for its share of the allocated lease operating expense relative to the A-4 Well for the well and platform and facility operations necessary to support such well until it is plugged and abandoned.


VII. WELL INFORMATION. Newfield will be afforded all well information, inclusive of logs, cores, production reports, and any other data that may be prepared or taken in conjunction with the A-4 Well, or its Substitute Well. Newfield's well requirement sheet is attached hereto as Exhibit "E".


VIII. TIMING. El Paso plans to spud the A-4 Well using the Gorilla IV rig upon receipt of said rig, which is estimated to be in second quarter of 2006. Should El Paso not commence operations. pursuant to the AFE and as a result the AFE expires, then this Participation Agreement will be null and void.


IX. NOTICES. All notices, statements and communications required or permitted to be given or made hereunder shall be sent to the parties listed below by United States Mail, postage prepaid, or facsimile as follows:

                        Ridgewood Energy Corporation
                        11700 Old Katy Road, Suite 280
                        Houston, TX 77079
                        Representative: Mr. W. Greg Tabor
                        Phone: (281) 293-8449
                        Fax: (281) 293-7705

                        Newfield Exploration Company
                        363 North Sam Houston Pkwy., East, Suite 2020 Houston, TX 77060

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                        Representative: Vice President, Land
                        Phone: (281) 847-6037
                        Fax: (281) 847-6094



X. EXHIBITS. All Exhibits referred to herein as being attached hereto are hereby incorporated by reference and made a part hereof as if fully set out herein. In the event any of the provisions of any Exhibit conflicts with this Agreement, then the provisions of this Agreement itself shall control. However, the inclusion herein of provisions relating to any particular subject matter shall not be deemed an attempt to deal with such subject matter to the exclusion of provisions in the JOA or other Exhibits relating to such matter unless the context clearly otherwise requires.

               Exhibit "A" El Paso's AFE No. 110655

               Exhibit "B" PA

               Exhibit "C" JOA

               Exhibit "D" PHA

               Exhibit "E" Newfield Well Requirement Sheet


XI. CONSENT TO TRANSFER INTEREST

1. Ridgewood may not assign its interest under this Participation Agreement without the express written consent of Newfield, which may be withheld for any reason. Once Ridgewood earns hereunder and becomes a recognized party to the JOA, then the terms, covenants, conditions and provisions of this Agreement will be binding upon and inure to the benefit of the respective successors and assigns of the Ridgewood, and said terms, covenants, conditions and provisions will be deemed to be covenants burdening and running with the Lease.

2. With the execution of this Agreement, Newfield will seek the approval from El Paso to the terms and conditions contained herein, including the potential assignment from Newfield to Ridgewood of a 50% interest in the A-4 Well and a 25% record title interest in the Lease.


XII. MISCELLANEOUS.

1. The parties agree that, with respect to the subject matter hereof, this Agreement together with all Exhibits shall constitute the full and complete

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     understanding and agreement of the Parties, and there are no other understandings, obligations, relationships or agreements, written or oral.

2. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCLUDING ANY CHOICE OF LAW RULES THAT WOULD CAUSE THE LAW OF ANOTHER JURISDICTION TO APPLY. ANY LEGAL PROCEEDING ARISING OUT OF OR IN RELATION TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE APPROPRIATE COURT (STATE OR FEDERAL) IN HARRIS COUNTY, TEXAS. THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SAID COURT.

3. Each of the Parties shall, from time to time, and at all times, do all such other and further acts and deliver and execute such other and further instruments and documents as may be reasonably required in order to fully perform and carry out the terms and provisions of this Agreement.

XIII. COUNTERPART EXECUTION. This Agreement may be executed in any number of counterparts, no one of which needs to be executed by all Parties. If this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if all parties had signed the same instrument.


IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective for all purposes as of the day and year first above written.


Newfield Exploration Company              Ridgewood Energy Corporation


By: /s/ John Jasek                        By: /s/ Randy Bennett
   ------------------                         ---------------------
        John Jasek

Title: General Manager - GOM              Title: Land Manager
                                                 ------------------
Date: February 9, 2006                    Date:  February 10, 2006



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